Exhibit 107.1
Calculation of Filing Fee Tables
FORM
S-8
(Form Type)
DRIVEN BRANDS HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Rule 457(a)	10,000,000 (3)	$13.11	$131,100,000	$ 147.60 per $1,000,000	$19,350.36

Total Offering Amounts					$131,100,000		$ 19,350.3 6

Total Fee Offsets							—

Net Fee Due							$19,350.36

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form
S-8
shall also cover any additional shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”) as may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged, pursuant to the terms of the Amended and Restated Driven Brands Holdings Inc. 2021 Omnibus Incentive Plan (the “Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Stock Market, on August 5, 2024.

(3)	Represents 10,000,000 shares of Common Stock authorized to be issued under the Plan.